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                                                                    EXHIBIT 10.8


                                 OPERATING AND

                           MEMBER CONTROL AGREEMENT

                                      OF

                               NETIGNITE 2, LLC

          This OPERATING AND MEMBER CONTROL AGREEMENT ("Agreement") is made this 9th day of March, 1999, by and among NetIgnite 2, LLC, a Colorado limited liability company (the "Company"), Online System Services, Inc. a Colorado corporation ("OSS") and NetIgnite, Inc., a Colorado corporation ("NetIgnite") (collectively, the "Members" and each, individually, a "Member").

                                   RECITALS

          The undersigned constitute all of the current Members of the Company.

          Each of the undersigned desires to enter into this Agreement, which is intended to constitute an operating agreement within the meaning of Colorado Revised Statutes Section 7-80-706.

          Simultaneously herewith the Members are entering into a Buy-Sell Agreement (the "Buy-Sell Agreement"). In addition, Perry Evans ("Evans"), the sole shareholder of NetIgnite, is also entering into an Employment Agreement with OSS and the Company pursuant to which he will serve as the President of the Company (the "Employment Agreement").

                                   AGREEMENT

          In consideration of the foregoing and the mutual promises and agreements set forth below, the Members agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          The terms defined in this Article 1 (except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise) shall, for purposes of this Agreement, have the following respective meanings:

          1.1 "ACT" means the Colorado Limited Liability Company Act, as amended from time to time, and any successor statute.

          1.2 "AGREEMENT" means this Operating and Member Control Agreement, and all amendments, schedules, exhibits, and modifications hereto.

          1.3 "ARTICLES OF ORGANIZATION" means the Articles of Organization of the Company, as the same may be amended from time to time.

          1.4 "CAPITAL ACCOUNT" means the account of a Member established and maintained in accordance with the provisions of Section 4.1 hereof.

          1.5 "CAPITAL CONTRIBUTION" means the total amount of cash and/or the agreed upon fair market value of property contributed to the Company by any Member or all of the Members in the aggregate (including contributions by predecessor Members in the event of any assignment).

          1.6 "CODE" means the Internal Revenue Code of 1986, as amended, and any successor thereto. Any reference to specific sections of the Code shall be to the Section as it now exists and to any successor provision.

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          1.7  "COMMITTED AMOUNT" means the amount described in Schedule A.

          1.8 "DISTRIBUTION" means the total amount of cash and/or the fair market value of property distributed by the Company to a Member at any time or from time to time with respect to his or her interest as a Member of the Company.

          1.9 "MEMBER" means a member of the Company as named herein and any successor or additional member admitted pursuant to this Agreement.

          1.10 "SALE GAIN OR LOSS" means the gain or loss on the sale of substantially all of the assets of the Company.

          1.11 "UNIT" means a fractional interest in the Company and its assets.

                                   ARTICLE 2
                                   FORMATION

          2.1 FORMATION OF LIMITED LIABILITY COMPANY. By this Agreement and upon filing Articles of Organization, the Members form a limited liability company under the Act. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein or in the Articles of Organization.

          2.2  MEMBERS.  OSS and NetIgnite.

          2.3  NAME.  The name of the Company is "NetIgnite 2, LLC."

          2.4 OFFICES. The Company's registered office shall be located at 1401 Blake Street, Suite 201, Denver, Colorado 80202, or such other place as the Members may from time to time determine. The Company's principal executive office shall be located at 1401 Blake Street, Suite 201, Denver, Colorado 80202, or such other place as the Members may from time to time determine. The Company may maintain such other offices at such other places as the Members deem advisable.

          2.5 PURPOSES. The Company is formed for purposes of transacting any or all lawful business for which a limited liability company may be organized under the laws of the State of Colorado.

          2.6 TERM. Unless the Company is dissolved earlier in accordance with law, the period of existence of the Company shall be forty (40) years from the date of filing of the Articles of Organization.

          2.7 MEMBERS' NAMES AND ADDRESSES. The names and addresses of the Members as of the date hereof are as follows:

                         Online System Services, Inc.
                         1800 Glenarm Place
                         Suite 700
                         Denver, CO 80202-3859


                         NetIgnite, Inc.
                         1401 Blake Street, Suite 201
                         Denver, Colorado 80202

          2.8 TITLE TO COMPANY PROPERTY. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest in any such property.

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          2.9  WAIVER OF PARTITION. Each Member hereby waives any and all rights such Member may have to a partition of any Company property or properties.


                                   ARTICLE 3
                             CAPITAL CONTRIBUTIONS

          3.1 INITIAL CAPITAL CONTRIBUTIONS. As their initial Capital Contributions to the Company, the Members shall make the Capital Contributions set forth on SCHEDULE A, which is attached hereto and made a part of this Agreement, for which they shall receive the number of Units set forth on SCHEDULE A.

          3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. If , after the Company has paid in the Committed Amount, the Company needs additional working capital in accordance with the requirements therefore set forth in the Proforma Statements (as defined on Schedule A), OSS' obligation to make additional capital contributions shall be as follows:

          (a) OSS shall make such capital contributions equal to the amount of distributions it receives under Section 4.5 hereof less OSS's reasonable estimate of its income tax liability attributable to the allocation of income to OSS under Section 4.3 hereof;

          (b) In addition to amounts under Section 3.2(a) hereof, OSS shall make additional capital contributions without modifying the income and loss allocation to Members if (i) this increased need is a result of realizable revenue or value (i.e., patent) in excess of that identified in the Proforma Statements (as defined on Schedule A), or (ii) is required to cover short-term (i.e., three months or less) working capital requirements, provided in each case that OSS agrees to the decisions that would give rise to the increased working capital need.

          (c) OSS may, but is not obligated to, make additional capital contributions in the event the Company requires more working capital than the Committed Amount, or than that which is required by the Company to achieve its pro forma revenue plan under 3.2(b) above, with such amount referred to as the "Proforma Shortfall Funding" subject to an increase in its income allocation as provided in Section 4.3 hereof. NetIgnite may contribute up to a proportionate share (measured by the then allocation of Sale Gain and Loss) of any additional working capital provided by OSS hereunder to reduce or avoid the income adjustment under Section
               4.3 hereof.

          NetIgnite is not obligated to make any additional capital contributions.

          3.3 NO RIGHT TO RETURN OF CAPITAL CONTRIBUTION. No Member shall have the right to withdraw or to demand the return of all or any part of such Member's Capital Contribution, except as otherwise expressly provided herein. The Company shall not be liable to Members for repayment of their Capital Contributions.

          3.4 LOANS FROM MEMBERS TO COMPANY. Subject to any other restrictions contained herein, the Company may borrow money from one or more Members at such interest rate or rates and upon such other terms as are agreed upon by the Company and the lending Member; provided that the interest rate on any such loans shall not exceed the rate that would apply to Company borrowing on similar terms from recognized banks or financial institutions.

          3.5 NO INTEREST ON CONTRIBUTIONS. No interest shall be paid to any Member on Capital Contributions.

          3.6 NONASSESSABILITY. No Member shall be required to make any Capital Contribution in excess of the amount stated in Section 3.1 unless agreed by all Members.

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                                   ARTICLE 4
                             ALLOCATIONS OF PROFITS
                           AND LOSSES; DISTRIBUTIONS

          4.1 CAPITAL ACCOUNTS. A separate Capital Account shall be maintained by the Company for each Member. The Capital Account for each Member shall be increased by such Member's Capital Contributions and shall be decreased by Distributions made to such Member. Each Member's Capital Account shall also be increased or decreased, as the case may be, to account for allocations of profits and losses to such Member. As of the date on which additional Capital Contributions are made by any Member, or Distributions are made in liquidation of any Member's interest in the Company, the Capital Account balances of the Members may be restated to reflect the market values of the Company's properties as of such date and the manner in which profits and losses would have been allocated had the Company disposed of its properties on such date, all in accordance with Treasury Regulations (S)(S) 1.704-1(b)(2)(iv)(f) and (r), as in effect on the date hereof. Subsequent adjustments to Capital Accounts shall be made so as to comply with the requirements of Treasury Regulations (S)(S) 1.704-1(b)(2)(iv) and 1.704-1(b)(4)(i), as in effect on the date hereof. For example, appreciation and depreciation of assets reflected in the Capital Accounts of the Members by reason of the adjustments described above shall be taken into account in making later Capital Account adjustments for profits and losses.

          4.2 RESTATEMENT OF CAPITAL ACCOUNTS. If any additional Capital Contributions are made to the Company, upon agreement of the Members the Capital Accounts of the Members may be restated to reflect the Members' interests in Company assets. Any such restatement shall reflect such increases or decreases in the Capital Accounts of the Members as would reflect the manner in which income, gains, losses, etc., would be allocated if there were a taxable disposition of all Company property for its fair market value on the date of such Capital Contributions.

          4.3 ALLOCATIONS OF PROFITS AND LOSSES. Profits and losses of the Company for a year shall be allocated to the members as follows:

          (a)  GENERALLY:

               Net income (other than Sale Gain or Loss): 99.5% to OSS and .5% to NetIgnite;

               Net loss (Other than Sale Gain or Loss): 60% to OSS and 40% to NetIgnite; and

          Sale Gain or Loss:  60% to OSS and 40% to NetIgnite.

          (b) UPON A FAILURE BY OSS TO PROVIDE THE COMMITTED AMOUNT WHEN REQUIRED TO, THE ALLOCATION OF PROFITS AND LOSSES OF THE COMPANY SHALL BE RECALCULATED AS FOLLOWS AND THEREAFTER, SUBJECT TO FURTHER CHANGE PURSUANT TO THE TERMS OF THIS AGREEMENT, WILL BE AS SO RECALCULATED:

               Net income (other than Sale Gain or Loss): 99.5% to OSS and .5% to NetIgnite;

               Net loss (Other than Sale Gain or Loss): x% to OSS and y% to NetIgnite; and

               Sale Gain or Loss: x% to OSS and y% to NetIgnite, where x is equal to 100 times (i) the amount of the Committed Amount OSS actually contributed, divided by (ii) the sum of the amount of the Committed Amount OSS actually contributed plus $1 million (the value of the technology transferred by NetIgnite), and y is 100 minus x.

          (c)  UPON A CAPITAL CONTRIBUTION BY OSS UNDER SECTION 3.2(C):

          If OSS provides the Proforma Shortfall Funding and NetIgnite does not contribute its proportionate amount under Section 3.2(c), NetIgnite's interest in the Sale Gain and Loss shall be reduced (and OSS's shall be correspondingly increased) based on the ratio of the Proforma Shortfall Funding to the then calculated value of the Company based on a value of the Company determined, subject to the minimum value for 1999 set forth below, by multiplying an

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          annualization of three months trailing gross revenue at the time of the Proforma Shortfall Funding by 2.8. The parties agree for the purposes of this provision to value the Company during the period from the date hereof through December 31, 1999 at the greater of $2.5 million or the multiple of annualized gross revenue set forth above.

          For example, assuming an initial Proforma Shortfall Funding of $500,000, at a time when three months trailing revenue equaled $500,000, NetIgnite's interest in Sale Gain and Loss would be reduced to 36.7% as follows:

          Value of the Company at time of funding = 2.8 x ($500,000 x 4) = $5,600,000

          OSS percentage interest following funding = (.6 ($5,600,000) + $500,000)/($5,600,000 + $500,000) = 63.3%

          NetIgnite's percentage following funding = .4 ($5,600,000)/($5,600,000 + $500,000) = 36.7%.

          4.4 SECTION 704(C) ALLOCATION. To the extent required by Section 704(c) of the Code, items of income, gain, loss, or deduction with respect to contributed properties shall be allocated among the Members in such manner as takes into account any variations between the bases of such properties to the Company upon contribution and the fair market values of such properties at the time of contribution. Any allocations made solely to comply with this Section
4.4 and Section 704(c) of the Code shall not be reflected in Capital Account adjustments.

          4.5 DISTRIBUTIONS PRIOR TO LIQUIDATION. By no later than March 1st of each year, the Company shall make a Distribution to its Members of its Net Income (other than Sale Gain or Loss), if any, for the preceding tax year (to the extent not distributed in the preceding year) in proportion the allocation of such Net Income to the Members. To the extent reasonably possible, the Company shall make a Distribution to its Members of its Net Income (other than Sale Gain or Loss), if any, for any calendar quarter by the end of the first month of the next calendar quarter in proportion to the allocation of such Net Income to the Members. Except as provided in Section 4.8, all distributions to Members prior to the liquidation, winding up, and dissolution of the Company shall be in cash.

          4.6 DISTRIBUTIONS UPON DISSOLUTION AND WINDING UP. At the time of the dissolution and winding up of the Company, following the allocation of all net income and net losses and the payment of all Company obligations, the remaining assets shall be distributed to the Members in accordance with Section 9.2.

          4.7 NO DISTRIBUTION BY REASON OF WITHDRAWAL. Neither withdrawal from the Company, transfer of any membership interest, nor demand for the return of capital shall entitle any Member to receive any Distribution from the Company except AS PROVIDED IN ARTICLE 9.

          4.8 DISTRIBUTIONS IN KIND. No Member shall have any right to demand or receive a Distribution from the Company in any form other than cash, nor shall any Member be compelled to accept any distribution of property in kind except under circumstances where all Members receive undivided interests in property or substantially equivalent interests in property on the basis of their Capital Accounts. In the event of a Distribution of property in kind, such property shall be assumed to have been sold at its fair market value at the time of the Distribution, and the resulting gain or loss shall be allocated among the Members according to their Capital Accounts, and their Capital Accounts shall be adjusted accordingly.

                                   ARTICLE 5
                                  MANAGEMENT

          5.1 MANAGEMENT. Except as otherwise specified herein, the right to make decisions concerning the management of the Company is reserved to the Managers, and the Managers shall have all of the rights, power, and authority generally conferred under the Act or other applicable law, on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and, enter into, perform, negotiate and

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execute any and all leases, documents, contracts and agreements on behalf of the
Company that the Mangers, exercising sole discretion, deems necessary or desirable

          5.2 MANAGER APPROVAL. Each Manager shall be entitled to one vote on all matters submitted to Managers. Except as otherwise provided in this Agreement, all matters submitted to the Managers shall require approval by the affirmative vote of Managers representing a Majority of the Managers.

          5.3 LIMITATIONS ON AUTHORITY OF THE MEMBERS AND MANAGERS. Except upon the written consent of all of the Members, no action shall be taken by or on behalf of the Company to:

               (a) Adopt a Business and Implementation Plan for the Company, it being the agreement of the Members that a Business and Implementation Plan will be adopted annually and that the Company's business will be conducted in accordance with such plan except as otherwise agreed in writing by the Members;

               (b) Merge with or into any other entity, exchange securities with any other company, license intellectual property (including, but not limited to licensing terms that contain conditions of exclusivity or access to software code) or sell or lease more than ten percent (10%) of its property and assets to any other entity in any one transaction or series of related transactions or enter into any joint venture or profit sharing agreements with others;

               (c) Substantially change the present or now intended nature of the Company's business operations.

               (d)  Dissolve or liquidate the Company;

               (e) Issue, reissue or cause the issuance or reissuance of any securities of the Company, or subscriptions, options, warrants, rights or privileges, preemptive or otherwise, to acquire any securities of the Company;

               (f) Except as provided in Section 4.5 hereof, make any distribution or declare or pay any dividend;

               (g) Except as authorized in a Business and Implementation Plan adopted by the Members, loan money or other assets to or guarantee the obligations of any person or entity;

               (h) Except as authorized in a Business and Implementation Plan adopted by the Members, enter into any other contract, agreement or similar arrangement that could have a material effect upon the Company or its business or assets, including, but not limited to, any contract with a term of more than one year which is not terminable by the Company without penalty upon not more than thirty (30) days notice.

          5.4 RIGHT OF PUBLIC TO RELY ON AUTHORITY OF MEMBERS; SIGNATORY AUTHORITY. No person shall be required to determine the authority of the Members or of a Member to make any undertaking on behalf of the Company, or to see to the application or distribution of revenues or proceeds paid to the Members or to a Member. Except as otherwise provided herein or as agreed by Members holding a majority of the outstanding Units, all contracts, deeds, or other instruments or documents shall require only one signature and may be signed on behalf of the Company by the President.

          5.5  MANAGERS.

          (a) The Company shall have a President, who shall be the Company's chief manager, as defined in the Act. The President shall have primary authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Organization, this

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               Agreement, or the Members to some other Member, manager, or agent of the Company, and shall perform such other duties as may from time to time be prescribed by the Members.

          (b) The Company shall have a Treasurer, who shall serve as the treasurer of the Company, and shall perform such other duties as may from time to time be prescribed by the Members.

          (c) A manager, as such, shall not be obligated to devote his or her full time to the conduct of the Company affairs, but shall devote only as much time as he or she deems necessary for the proper conduct thereof, and provided further, that nothing in this Agreement shall be deemed to restrict in any way the freedom of a manager to conduct any other businesses or activities whatsoever without any accountability to the Company.

          5.6 INITIAL MANAGERS. The initial managers and their titles shall be as follows:

          President                Perry Evans
          Treasurer                Gwenael Hagan

          5.7 ELECTION AND REMOVAL OF MANAGERS. The Members may elect or appoint other managers or agents of the Company, with such titles, duties, and authority as they shall designate. Subject to any limitations that the Members may impose, the President may delegate authority and appoint other managers and agents of the Company, with such titles, duties, and authority as the President shall designate. The President, at any time, may remove or terminate the authority of any manager or agent that was appointed by the President. Managers shall be elected for one-year terms. From and after the date hereof, at all regular, special and adjourned meetings of, and in all actions in writing by, the Members, each Member agrees to vote its Units so as to elect as Mangers of the Company (i) one nominee of each Member and, (ii) if, at the discretion of OSS, one or more additional Managers are to be elected, the nominee or nominees selected by OSS. In the event that a Member wishes to remove a Manager nominated by it, each Member shall vote its Units in favor of such removal. A vacancy in the number of Mangers to serve may be filled only by the Members and only in the manner specifically authorized in this Section 5.7.

          5.8 REIMBURSEMENT OF EXPENSES. Except to the extent otherwise provided for herein, and except for items generally constituting Members' overhead, the Company will pay all costs and expenses associated with the Company business, and shall reimburse the Members for the actual costs incurred for goods, materials, and services used by or for the Company.

          5.9 INDEMNIFICATION AND LIABILITY OF MEMBERS AND MANAGERS. The Company shall indemnify the Members and managers or any Member or manager against any claim or liability incurred by the Members, managers, or any of them in connection with the conduct of the business of the Company, and neither the Company nor any Member shall have any claim against the Members, managers, or any of them by reason of any such act or omission of the Members, managers, or any of them; provided that, in each instance, a Member or manager shall not be indemnified or exculpated if such act or failure to act was not in good faith or constituted fraud, gross negligence, or willful misconduct. The provisions of this Section regarding liability and indemnification shall apply with equal force and effect to any manager, Member, agent or employee of a Member, and their successors and assigns.

          5.10 RETENTION OF COUNSEL, ETC. In engaging counsel, accountants, and other professional advisors for the Company, the Members expressly acknowledge that such advisors shall represent the Company and all Members, and they expressly waive any personal claim of privilege or defense founded on any alleged client relationship based upon the fact that a particular Member engaged them for the Company.

                                   ARTICLE 6
                        BOOKS AND RECORDS; TAX MATTERS

          6.1 TAX CHARACTERIZATION. The Members intend that the Company be treated as a "partnership" for tax purposes, and Members shall not take any action inconsistent with that characterization.

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          6.2  FISCAL YEAR. The fiscal year of the Company shall be the calendar year.

          6.3 BOOKS AND RECORDS. The Company's books and accounting records and all other papers, records, and documents relating to the Company's affairs shall be kept at the Company's principal executive office or such other place as the Members may agree. Each Member shall have the absolute right to examine, in person or by legal representatives, all Company records at any reasonable time, subject only to such protection as may be necessary to prevent further dissemination of the inventions, trade secrets and other confidential information of the Company.
In addition to any other books and records of the Company required by statute, the Company shall maintain the following records:

          (a) a current list of the full name and last-known address of each Member and the managers of the Company;

          (b) a copy of the Articles of Organization of the Company and all amendments thereto;

          (c)  a copy of any currently effective written operating agreement;

          (d) copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

          (e) copies of any Company financial statements for the three (3) most recent years;

          (f) records of all actions and proceedings of Members for the last three years;

          (g)  a copy of any effective member control agreements;

          (h) a statement of all Capital Contributions or contributions of services accepted by the Company; and

          (i)  any written consents obtained from Members pursuant to the Act.

          6.4 ANNUAL FINANCIAL STATEMENTS. Within one hundred twenty (120) days after the close of each fiscal year, annual financial statements for the Company, including statements of assets and liabilities, income statements, and such other statements as are commonly included in financial statements, or as may be requested by the Members, shall be prepared and delivered to each of the Members.

          6.5 TAX RETURNS. As soon as practical following the close of each year of the Company, the partnership income tax return for the Company shall be prepared by such accountant or firm as may be selected by the President.

          6.6 TAX ELECTIONS. In the sole discretion of the Members, the Company may make or not make any and all tax elections deemed appropriate, including, in the event of a transfer of all or part of any Member's interest in the Company, the election under Section 754 of the Code to adjust the bases of the assets of the Company.

                                   ARTICLE 7
                       TRANSFERS OF MEMBERSHIP INTERESTS

          7.1 LIMITATION ON SALE OR EXCHANGE. The rights of a Member to transfer its interest in the Company are governed by a Buy-Sell Agreement between the Company and its Members dated March 9, 1999 (the Buy-Sell Agreement).

          7.2 CONTINUATION OF ASSIGNOR'S STATUS. Anything herein to the contrary notwithstanding, the Company, its managers, and the Members shall be entitled to treat the assignor of a Member's interest in the Company as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash made in good faith to him until such time as a written assignment that conforms to all requirements of this Article 7 has been received by and recorded on the books and records of the Company. Until such time, any payments by the

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Company to an assigning Member or his executors, administrators, or representatives shall, to the extent of such payments, acquit the Company of liability to any other Person who may have an interest in such payment by reason of an assignment by the Member, such Member's death, or otherwise.

          7.3 ASSIGNEE'S RIGHTS. An assignee of any Member's interest shall be entitled to receive Distributions of cash or other property from the Company and to receive allocations of the gains, profits, and losses of the Company attributable to such interest after the effective date of the assignment. The "effective date" of an assignment shall be that date set forth on the written instrument of assignment, which may in no event be any earlier than the date upon which the requirements of this Article 7 have been satisfied.

          7.4 REQUIREMENTS FOR ADMISSION AS A SUBSTITUTE OR ADDITIONAL MEMBER. An assignee of an interest in the Company, if not already a Member, may become an additional or substitute Member only with the consent of other Members holding a majority of all Units held by such other Members, which consent may be granted or withheld all in each Member's sole discretion. No assignee of any Member's interest who is not already a Member shall become a substitute or additional Member with respect to such interest without such consent.

          7.5 DOCUMENTS AND EXPENSES. As a condition to admission as a substitute or additional Member, an assignee of all or a part of any interest in the Company or the legatee or distributee of all or part of any interest in the Company shall execute and acknowledge such instruments, in form and substance satisfactory to the Company, as the Company deems necessary or advisable to effectuate such admission and to confirm the agreement of the person being admitted as such substitute or additional Member to be bound by all of the terms and provisions of this Agreement. Such assignee, legatee, or distributee shall pay all reasonable expenses in connection with such admission as a substitute or additional Member, including, but not limited to, legal fees and costs of preparing and filing any amendment to the Articles of Organization of the Company if necessary or desirable in connection therewith.

          7.6 ACQUIT COMPANY. Until such time as a written assignment that conforms to all requirements of this Article 7 has been received by and recorded on the books of the Company, any payment by the Company to an assigning Member or his executors, administrators, or representatives shall acquit the Company of liability to the extent of such payments to any other person who may have an interest in such payment by reason of an assignment by the Member, such Member's death, or otherwise.

                                   ARTICLE 8
                              ADDITIONAL MEMBERS

          Additional Members may be admitted to the Company upon such terms and conditions, and for such Capital Contributions, as are approved unanimously by all Members.

                                   ARTICLE 9
                                  DISSOLUTION

          9.1 DISSOLUTION EVENTS. The Company shall continue until the occurrence of any of the following events (each a "Dissolution Event"):

          (a) The expiration of the Company's period of existence, as set forth in the Articles of Organization;

          (b) The agreement of all Members of all Units to dissolve and terminate the Company; and

          (c) The decree of a court of competent jurisdiction that dissolution and liquidation is required.

          9.2 DISSOLUTION AND LIQUIDATION PROCEDURE. Except as otherwise provided by the Act, upon the occurrence of a Dissolution Event, no further business shall be done in the name of or on behalf of the Company except insofar as may be necessary to wind up the business of the Company and distribute its assets to the Members or their successors in interest, and the Company shall execute and file a notice of dissolution as required by the Act.

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Upon dissolution and termination of the Company, except as otherwise provided in any valid business continuation agreement and by applicable law, the Company's assets shall be applied in the following order:

          (a) To the payment of the debts and obligations of the Company, including, to the extent permitted by law, obligations to Members who are creditors, in the order prescribed by law;

          (b) Next, to the setting up of any reserves deemed reasonably necessary by the Members for any contingent or unforeseen liabilities or obligations of the Company;

          (c) Next, to the Members who are creditors for any debts and liabilities not permitted to be paid under (a), above; and

          (d) Next, to the Members in accordance with their respective Capital Account balances.

For purpose of determining the rights of Members to Distributions in dissolution, in the event of a distribution of property in kind, such property shall be assumed to have been sold at its fair market value, with any gain or loss allocated to the Members in accordance with Article 4. If a Member is indebted to the Company, the Company shall, if possible, offset such indebtedness to satisfy its obligations to said indebted Member rather than distribute a portion of said indebtedness to the other Member(s).

                                  ARTICLE 10
                          MEETINGS OF MEMBERS; VOTING

          Meetings of the Members for any purpose may be called by any Member by written notice to all Members. Such notice of any such meeting shall be given personally or by first class mail, postage prepaid, to the Members not less than thirty (30) days or more than sixty (60) days before the date of the meeting, and shall state the place, date, hour, and purpose of the meeting. All meetings shall be held at the principal office of the Company or at another location that is reasonably convenient for the Members as a whole and is selected by agreement of Members holding a majority of all outstanding Units. Members may take action by the vote of Members holding a majority of all outstanding Units.

          Each Member may authorize any other Member or Members to act for him by written proxy in all matters in which a Member is entitled to act. In addition, a Member may designate in writing the manner in which he desires that his vote be cast, which writing must be received by the Company prior to the meeting. Members of record on the date of the meeting shall be entitled to vote.

                                  ARTICLE 11
                                  AMENDMENTS

          This Agreement may be amended at a meeting of the Members called for such purpose upon the approval of Members; provided, however, that any change that reasonably could be expected to materially and adversely affect the rights of any Member shall require the consent of such Member and that any change that may materially and adversely affect the ability of the Company to be taxed as a partnership for federal income tax purposes shall require unanimous approval.

                                  ARTICLE 12
                                  ARBITRATION

          Any controversy or dispute of any nature whatsoever between or among Members or managers involving: (1) the formation, direction and all phases of the operation of the Company, including but not limited to the election and removal of managers, whether or not any of said managers, has been guilty of any misconduct, and all matters of company business, management, purposes, policy, employment and termination thereof, salaries, profits and dividends; (2) termination of, or other change in the Company or its purposes or powers, including but not limited to formal dissolution, merger, consolidation and mortgage, pledge or sale of any or all of its assets, and any amendment of the Articles of Organization; and (3) any change in the Members or their interests in the Company, including but not limited to all questions involving the issuance, transfer, repurchase, redemption and rights to subscribe to newly issued and reissued interests of the Company and the payment of dividends, shall be settled by arbitration in Denver, Colorado in accordance with the Commercial Arbitration Rules of and by the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof. The decision of the arbitrators shall be final and conclusive. With respect to such arbitration:

          (a) All questions as to the meaning of the above clause, or as to the arbitrability of any dispute under said clause shall be resolved by the arbitrators, and their decision thereon shall be binding and not subject to judicial review.

          (b) In addition to all methods for enforcement of their award otherwise given by law (including all equitable remedies), the arbitrators shall possess the irrevocable proxy of the parties to vote said parties' Units in conformity with the decisions arrived at by said arbitrators in accordance with the procedure above described.

          (c) Every aspect of this arbitration clause is intended to be severable. If any term or provision hereof, in general or with respect to a specific situation, is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

                                  ARTICLE 13
                         WAIVER OF DISSENTERS' RIGHTS

     The Members waive any and all dissenters' rights under the Act to the extent that the Act permits such waiver.

                                  ARTICLE 14
                                 MISCELLANEOUS

     14.1 OTHER BUSINESS VENTURES. Any Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others; and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom. Except as provided above, no Member shall have the obligation to bring any business opportunity to the Company or to any other Member.

     14.2 CONFLICTS OF INTEREST; CONFIDENTIALITY. The relationship between the Members is one of confidence and trust. Neither Member will disclose confidential information about the Company or the other Member to others without first advising the other Member of its intent to do so and receiving such Member's prior written consent thereto, and such consent will not be unreasonably withheld. In connection with any such disclosure, the disclosing Member will obtain a suitable confidentiality undertaking from the party to whom the disclosures are to be made prior to making any such disclosure.

     14.3 REIMBURSEMENT OF EXPENSES. Upon execution of this Agreement, OSS shall pay NetIgnite $50,000 for reimbursement of expenses NetIgnite has incurred in connection with the formation of the Company.

     14.4 PRIOR LIMITED LICENSE OF TECHNOLOGY. NetIgnite has previously granted OSS a limited license in certain events (as defined in Section 8.5 of the Buy-Sell Agreement) to the technology NetIgnite is transferring to the Company. The Company acknowledges the existence of such limited license and hereby agrees to recognize and honor such limited license.

     14.5 GOVERNING LAW. Notwithstanding the fact that the Company may conduct business in states other than Colorado, and notwithstanding the fact that some or all of the Members may be residents of states other than Colorado, this Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Colorado.

     14.6 ARTICLES OF ORGANIZATION; AMENDMENT OF ARTICLES OF ORGANIZATION. The Articles of Organization are incorporated by reference and hereby made a part of this Agreement. In the event of any conflict between the Articles of Organization and this Agreement, the provisions of this Agreement shall govern to the extent not contrary to law. No Member shall vote its Units in favor of any amendment to the Articles of Organization unless all of the Members have agreed to so act.

     14.7 BINDING EFFECT. This Agreement will be binding upon and inure to the benefit of the Members, and their respective heirs, executors, administrators, personal representatives, successors and assigns.

     14.8 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     14.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

     14.10 ADDITIONAL DOCUMENTS AND ACTS. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

     14.11 NO THIRD PARTY BENEFICIARY. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claim hereunder or be entitled to any benefits under or on account of this Agreement, whether as a third party beneficiary or otherwise.

     14.12 NOTICES. Any notice to be given or to be served by a Member upon the Company in connection with this Agreement must be in writing and will be deemed to have been given when delivered personally or mailed to the Company at its registered office or its principal executive office or to the Company's President. Notice to a Member will be deemed to have been given when (i) delivered personally to the Member or (ii) deposited in the United States mail, postage prepaid and addressed to a Member at the address specified in Section
2.7 hereof. At any time, by giving five (5) days' prior written notice to the Company, a Member may designate another address in substitution of the foregoing address as the address to which notice is to be given.

     14.13 HEADINGS AND TITLES. Article and Section headings and titles are for descriptive purposes and convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in the text.

     14.14 ENTIRE AGREEMENT. This Agreement is the final integration of the agreement of the parties with respect to the matters covered by it and supersedes any prior understanding or agreement, oral or written, with respect thereto.

     14.15 GENDER, ETC. Except where the context requires otherwise, the use of terminology of any of the masculine, feminine, or neuter genders shall include all such genders, and the use of the singular number shall include the plural and vice versa.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

                                    COMPANY:

                                    NetIgnite 2, LLC


                                    By:_______________________________
                                      Its:____________________________


                                    MEMBERS:

                                    Online System Services, Inc.


                                    By:_______________________________
                                      Its:____________________________


                                    NetIgnite, Inc.


                                    By:_______________________________
                                      Its:____________________________

                                  SCHEDULE A

Member                             Capital Contributions        Number of Units
------                             ---------------------        ---------------
Online Service Systems, Inc.                (1)                       60

NetIgnite, Inc.                             (2)                       40

          (1) OSS agrees to provide as capital contributions cash of up to $1,500,000 for working capital of the Company (the "Committed Amount) in accordance with the requirements therefor set forth in the proforma financial statements for the Company prepared by NetIgnite and a copy of which has been furnished to OSS (the "Proforma Statements"). OSS's failure to provide the Committed Amount shall not constitute a breach of this Agreement but shall (A) result in a dilution of interest in profits and losses as provided in Section 4.3(b) hereof and (B) constitute a triggering event under Section 4 of the Buy-Sell Agreement. If NetIgnite believes that OSS' funding is not being done in a timely manner, it shall provide written notice thereof to OSS. OSS shall respond to such notice in writing within 10 days of receipt of such notice. If the Members cannot then reach agreement as to the timeliness of funding, the matter will then be immediately submitted to arbitration pursuant Article 12 of this Agreement.

          (2) All of NetIgnite's rights and interests in certain property, as set forth in Schedule B hereto, subject to certain rights of OSS in the technology conditioned upon certain events. The Members agree that the value of NetIgnite's capital contribution shall be $1 million and NetIgnite's initial Capital Account shall be that amount.

                                  SCHEDULE B

                                  ASSIGNMENT


     This, Assignment, dated as of _____________________________, 1999, from
NetIgnite, Inc. a Colorado corporation (the "Assignor"), to NetIgnite2, L.L.P., a Colorado Limited Liability Company (the "Assignor"). For good and valuable consideration paid to the Assignor, receipt of which is hereby acknowledged, Assignor by these presents does hereby agree as follows:

     1.   Assignment of Assets and Properties. The Assignor does hereby sell,
          -----------------------------------
assign, transfer, convey, grant, bargain, set over, release, deliver, and confirm unto the Assignee, its successors and assigns, forever, all of the assets of the Assignor set forth below:

          (a) all intellectual property relating to the creation and development of new XML-based internet local market advertising services, including technical designs (including requirements, definitions, technical architecture and development plans) relating thereto;

          (b) business models (including pricing, service delivery strategies and product packaging plans) relating to 1(a) above; and,

          (c)  data concerning prospective clients relating to 1(a) above.

     2.   Warranty of Title. Assignor hereby represents that the above described
          -----------------
property is owned by it free and clear of all mortgages, liens and encumbrances and includes all intellectual property of Perry Evans relating to 1(a) above. Assignor and its officers, directors, shareholders and assigns, do hereby agree to WARRANT and DEFEND the sale of the property to Assignee against all and every person or persons. THERE IS NO WARRANTY OF MERCHANTIBILITY OR FITNESS FOR ANY PURPOSE AND SAID WARRANTY IS EXCLUDED.

     3.   No Rights in Third Parties.  Nothing expressed or implied in this
          --------------------------
Assignment is intended to confer upon any Person, other than the Assignor and the Assignee and their respective successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Assignment.

     4.   Successors and Assigns.  This Assignment shall bind and inure to the
          ----------------------
benefit of the Assignor and the Assignee and their respective successors and assigns.

     5.   Governing Law.  This Assignment shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Colorado applicable to contracts executed and to be performed entirely within that State.

     IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed as of the date first written above by its officer thereunto duly authorized.

                              NetIgnite, Inc.

                              By:___________________________

                              BUY-SELL AGREEMENT

     This BUY-SELL AGREEMENT (the "Agreement") is made effective the 9th day of March, 1999 by and among NetIgnite 2, LLC, a Colorado limited liability company (the "Company"), Online System Services, Inc., a Colorado corporation ("OSS") and NetIgnite, Inc., a Colorado corporation ("NI"), OSS and NI are individually referred to as a "Member" and collectively referred to as the "Members").

                                   RECITALS

     A. The Members own all of the issued and outstanding interests of the Company. The Company and the Members have entered into an Operating and Member Control Agreement dated March 9, 1999 (the "Operating and Member Control Agreement").

     B. The Members desire to preserve the continuity of corporate ownership by restricting the ownership and transferability of interests, providing for the purchase of interests in certain events, and as otherwise provided in this Agreement.

     C. Perry Evans, a Colorado resident ("Evans"), is the sole shareholder of NI and is entering into an Employment Agreement with OSS and the Company dated as of the date hereof (the "Employment Agreement") pursuant to which he will serve as President of the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the parties agree as follows:

     1. DEFINITIONS. The following terms, when capitalized, will have the meanings indicated:

          1.1 "Interest" or "Interests" means any one or more of the issued and outstanding Interests of any class or series of securities of the Company presently owned or hereafter acquired by or on behalf of a party to this Agreement, any transferee, and any other person who in the future acquires any such securities, by purchase, gift, or any other means.

          1.2 "Transfer" means, with respect to any Interests, any sale, gift, assignment, exchange, pledge, transfer or other disposition or change in ownership thereof, the creation of a bankruptcy estate which includes such Interests, the assignment for the benefit of creditors which includes such Interests, the appointment of a trustee or receiver with respect thereto, the grant or appointment of an irrevocable proxy coupled with an interest with respect thereto, or the grant or imposition of a security interest or lien thereon, whether voluntary or involuntary, and to "Transfer," when used as a verb, means, with respect to any Interests, to sell, give, assign, exchange, pledge, transfer or otherwise dispose or change ownership thereof, create a bankruptcy estate which includes such Interests, assign such Interests for the benefit of creditors, appoint a trustee or receiver with respect thereto, grant or appoint an irrevocable proxy coupled with an interest with respect thereto, or grant or act to permit the imposition of a security interest or lien thereon, whether voluntarily or involuntarily.

     2. RESTRICTIONS ON INTERESTS. All Interests are subject to the terms of this Agreement. No Member may Transfer any Interests, and no Transfer of any Interests will be valid or binding, except upon compliance with and pursuant to the terms of this Agreement or with the express written consent of all other Members. As a condition to the effectiveness of any Transfer of Interests, the proposed transferee must agree to become a party to this Agreement by executing a Consent in the form attached hereto as EXHIBIT A (a "Consent"). The Company may not issue additional Interests of capital stock unless the subscriber becomes a party to this Agreement by executing and delivering a Consent to the Company.

     3. TERMINATION OF EMPLOYMENT. If Evans' Employment Agreement is terminated pursuant to either Section 8.2 or 8.3 thereof or Evans gives a notice of non-extension of the Employment Agreement pursuant to Section 8.1 thereof, OSS shall have the option of exercising the Put-Call Offer (defined in Section 7 below), provided that the Put-Call Offer shall not be subject to any Minimum Price (as defined in Section 7 below). In this event, the purchase price shall be the Fair Market Value for Interests (as defined in Section 9 below).

     4. CHANGE IN CONTROL; FAILURE TO FUND. If there is a "Change in Control" of OSS as defined in Section 3 of Evans' Option (Exhibit A to the Employment Agreement) or if OSS shall fail to provide the Committed Amount (as defined in Schedule A to the Operating and Member Control Agreement), either Member shall have the option, in the event of a Change in Control, and NI shall have the option, in the event of a failure to fund, of exercising the Put-Call Offer, provided that the Put-Call Offer shall not be subject to any Minimum Price. In this event, the purchase price shall be the Fair Market Value for Interests.

     5. INVOLUNTARY TRANSFER. Upon any Transfer (or purported Transfer) of Interests as a result of (i) the creation of a bankruptcy, (ii) the appointment of a receiver or trustee with respect to the Interests, (iii) an order of any court having jurisdiction, (iv) an assignment of the Interests for the benefit of creditors, or (v) any other Transfer that arises out of the exercise of the legal right or remedies of a third party (an "Involuntary Transfer"), the remaining Member will have the option to exercise the Put-Call Offer provided that in such event, there shall be no Minimum Price, the price to be paid in connection therewith to be equal to the Fair Market Value. The Member whose Interests are subject to the Involuntary Transfer must give written notice of the Involuntary Transfer to the remaining Member at the earliest possible date. The option granted by this Section 5 may be exercised commencing upon the Involuntary Transfer and through the period of 90 days following the earlier of the date of receipt of such notice or the receipt of written notice from a court or other third party of the Involuntary Transfer.

     6. SWITCHBOARD OPTION. At any time on or before September 30, 1999, NI shall have the right to offer Switchboard Incorporated or its parent, Banyan Systems Incorporated, the option (the "Switchboard Option") of acquiring all of the outstanding Interests, provided that such option shall be subject to the Minimum Price requirement for an offer made prior to December 31, 1999. The exercise of the Switchboard Option shall be subject to the provisions of Section 8, to the extent applicable, and must be closed within 45 days of the exercise thereof (but not later than November 14, 1999, in any event).

     7. MEMBER PUT-CALL. Subject to the terms hereof, if a Member (the "Offeror Member") desires to Transfer all of its Interests to the other Member or to acquire all of the other Member's Interests prior to the occurrence of an event that triggers the provisions of any of Sections 3 through 6, the Offeror Member may give to the other Member (the "Offeree Member") written notice of an offer to purchase all of the other's Interests or to sell all of its Interests, which notice must include the price (such price to be based on each one percent (1%) Interest in the Company) and all other material terms and conditions of the offer (the "Put-Call Offer"). The Offeree Member will then have the option for a period of 10 days after the Put-Call Offer is given to agree either to purchase the Offeror Member's Interests or to sell its Interests to the Offeror Member for the price set forth in the Put-Call Offer. If the Offeree Member does not elect to purchase all of the Offeror Member's Interests within such 10 day period, in the case of an offer to sell, then the Offeree Member has the obligation to sell, and the Offeror Member has the option to purchase, all of Offeree Member's Interests, for the price set forth in the Put-Call Offer. If the Offeree Member does not elect to sell all of its Interests within such 10-day period, in the case of any offer to purchase, then the Offeree Member has the option to purchase, and the Offeror Member has the obligation to sell, all of the Offeror Member's Interest, for the price set forth in the Put-Call Offer. In the event that the Member (the "First Member") who as a result of the Put-Call Offer process has an option to purchase the other Member's (the "Second Member") Interests does not close the purchase of such Interests within the 45-day term of the option (the last day of the 45-day term being referred to herein as the "Termination Date"), the First Member's option shall terminate and the Second Member shall have an option to purchase all of the First Member's Interests on the same basis as the terminated option. This secured option must close within 45 days of the Termination Date or it also shall terminate.

     To be effective, the Offeror Member's offered price for any offer made prior to December 31, 2001 must meet or exceed a price (the "Minimum Price") which for 100% of the Interests in the Company is at least: (i) from the date hereof to December 31, 1999 -- $10 million; (ii) from January 1, 2000 to December 31, 2000 -- $15 million; and (iii) from January 1, 2001 to December 31, 2001 -- $20 million. The Minimum Price requirement is not applicable in certain events as provided herein and there shall be no Minimum Price requirement for any offer made after December 31, 2001. Notwithstanding any proposed closing date set forth in the Put-Call Offer, a closing must occur at the principal offices of the Company no later than 55 days after delivery of the Put-Call Offer by the Offeror Member.

     8. PROCEDURES. The following procedures govern options and obligations to purchase Interests under this Agreement:

          8.1 EXERCISE OF AN OPTION TO PURCHASE INTERESTS. If a Member has an option to purchase or to sell Interests pursuant to this Agreement, the option may be exercised at any time during the applicable option period.

          8.2 CLOSING. The closing of a purchase and sale under this Agreement is to be held at the principal offices of the Company no later than 10:00 a.m. on the date 45 days after the delivery of written notice of the exercise of an option to purchase or to sell Interests, or at such other place and on such other date as the parties to the purchase and sale agree. If the closing date falls on a day other than a business day, the next business day will be the closing date.

          8.3 TRIGGERING DATES. If there occurs more than one event that, under the provisions of Sections 3 through 7 of this Agreement, gives rise to an option to purchase or to sell Interests under this Agreement, the provisions that apply by reason of the first of such events to occur will govern the purchase and sale of such Interests, provided that the effective date of a Put-Call Offer by a Member pursuant to Section 7 given within 45 days of an option arising pursuant to Sections 3 through 6 shall be deemed to be one day after the later to occur of the events specified in Sections 3 through 6. If such an event gave rise to an option, and Interests were not purchased and sold because options were not exercised to purchase or sell all Interests subject to such option, then, upon the expiration of such option, the provisions applicable to the next in time of such multiple events will be given effect.

          8.4 CORPORATE ACTIONS/MEMBER VOTES. Except as otherwise specifically provided herein, decisions of the Company with respect to this Agreement will be determined by a vote of the Members, and will not require the approval of the Managers of the Company. In the event of the exercise of a Put-Call Offer or the Switchboard Option, each Member agrees to cooperate with the other and the Company and to use its best efforts to see that the transaction is completed as soon as reasonably possible.

          8.5 TECHNOLOGY LICENSE. Should the Switchboard Option be offered and exercised or should the exercise of a Put-Call Offer result in OSS selling its Interests, the Company will grant to OSS, at no cost to OSS, a non-exclusive royalty-free worldwide source code license to Company-owned or developed technology (the "License"). The License shall be restricted to use within or associated with OSS' products and services. It will be provided in the License that any OSS product or service which integrates Company technology must have substantial and demonstrable value derived from other OSS software or Internet service. OSS will not have the right to license or sub-license the Company-owned or developed technology, although OSS may transfer its rights to the License in connection with a sale of its business or substantially all of its assets, provided that the License, as transferred, shall be limited to using the technology with OSS' products, as such products exist at the time of any such event. Further, in such event, the Company shall make available at cost, reasonable access to its development resources to assist OSS in its use of the Licensed-technology for a period of one year.

          8.6 FAILURE TO EXERCISE PUT-CALL OFFER. If neither Member has exercised the Put-Call Offer prior to January 1, 2002, NI shall have the right to require OSS to acquire all of NI's Interest at their Fair Market Value, the purchase price therefor to be paid in shares of OSS' common stock. In this event, the OSS common stock shall be deemed to have a value equal to the average of the closing sale price (or bid price in the event that there is no sale of such stock on a given day) for the OSS common stock for the 20 trading days immediately preceding the exercise of such option. If exercised, NI shall sell and OSS shall purchase all of NI's Interest. The shares of OSS common stock issued upon exercise of such option shall be restricted shares as defined in Rule 144 promulgated by the Securities and Exchange Commission. The Members may agree at any time, but are under no obligation to do so, to convert NI's Interest into shares of OSS common stock.

          8.7 RETENTION OF CERTAIN PAYMENTS. In the event that OSS should acquire NI's interests in the Company, Evans has agreed to remain an employee of the Company for one year thereafter, based upon the compensation parameters in effect at the time of such acquisition. NI hereby agrees that should OSS acquire its interests in the Company, that OSS may retain 7% of the purchase price for NetIgnite's interests to provide incentive for Evans to remain employed by the Company or its successor and assigns for two years after OSS' purchase of NetIgnite's interest in the Company. If Evans remains so employed for two years, or such employment is terminated by the Company or its successors and assigns without cause prior to the end of such two-year period, OSS will pay to NI the full retained amount plus interest at the rate of 8% per annum. If Evans does not remain so employed for the full two-year period, OSS shall be entitled to retain the full retained amount.

     9. PURCHASE PRICE. Except for an offer pursuant to Section 7, the purchase price of any Interests will be the "Fair Market Value" of the Interests as of the date on which occurred the event giving rise to the option or obligation to purchase the Interests (the "Valuation Date"). For this purpose the "Fair Market Value" of Interests means the value of Interests of the Company as of the last day of the most recent month ending on or prior to the Valuation Date, without regard to any retained earnings of the Company and disregarding any adjustments for minority or majority ownership, all determined in accordance with this Section 9. In the event of an offer pursuant to Section 7, the purchase price shall, subject to any Minimum Price requirement, be the price set forth in the Offeror Member's offer.

          9.1 ESTABLISHMENT BY STIPULATION. The Fair Market Value of an Interest will be the purchase price per Interest stipulated by unanimous agreement of the Members.

          9.2 ESTABLISHMENT BY APPRAISAL. If the Members do not agree on a Fair Market Value of an Interest, the Fair Market Value of an Interest will be determined based on the criteria set forth above and using the following process:

               (a) The Members will attempt to mutually agree upon a single appraiser who, if so selected, will establish the Fair Market Value of an Interest. In such case the Members will share the cost of such appraiser equally.

               (b) If a single appraiser is not mutually selected pursuant to paragraph (a) within 15 days after written demand from one Member to the other, then, upon written demand of a Member, each Member will have 10 days to select one appraiser. Each Member must pay the costs of its respective appraiser. If only one appraiser is selected during this 10-day period, such appraiser, at the cost of the party who selected such appraiser, will establish the Fair Market Value of an Interest.

               (c) If two appraisers are selected within the 10-day period provided for in paragraph (b), such appraisers are to attempt to agree on the Fair Market Value of an Interest. If such appraisers do not agree upon the Fair Market Value of an Interest within 30 days after the appointment of the second of them, within 45 days after the appointment of the second appraiser each must separately determine the Fair Market Value of an Interest. If the higher of the two values is no more than 110% of the lower of the two values, the Fair Market Value of an Interest will be the average of the two values.

               (d) If the higher of the two values is more than 110% of the lower of the two values, the two appraisers must jointly appoint a third appraiser within 15 days after the 45 day period provided for in
          Section 9.2(c) above, the cost of which is to be shared equally by the Members. If the two appraisers do not agree upon a third appraiser within this time period, the District Court for Denver, Colorado will appoint a third appraiser on petition of either Member. Within 15 days of appointment, the third appraiser must then separately determine the Fair Market Value of an Interest. If the Fair Market Value of an Interest as determined by the third appraiser is the same as the Fair Market Value of an Interest as determined by either of the other two appraisers, such value will be the Fair Market Value of an Interest. In other cases the Fair Market Value of an Interest will be determined as follows: The middle value of the three values will be determined. If the two other values differ from the middle value by an equal amount, the Fair Market Value of an Interest will be the middle value. If the difference between each of the other two values and the middle value is not identical, then the value with the greatest difference from the middle value will be disregarded and the Fair Market Value of an Interest will be the average of the two remaining values. The Fair Market Value of an Interest, as so determined, will be binding upon all parties.

               (e) Unless otherwise agreed, in order to be eligible to be an appraiser under this Section, an individual or entity must be a competent appraiser of businesses.

               (f) Only appraisals completed in writing and delivered to the Members within the specified time periods will be considered valid for purpose of this Agreement. The Company will allow its books, records, and operations to be available for review by all chosen appraisers for the purposes of determining the Fair Market Value of an Interest.

          9.3 CAPITAL CHANGES. The purchase price for Interests under this Agreement is to take into account, as appropriate, any changes in the capital of the Company occurring (a) after the event giving rise to the purchase and sale and/or the establishment of the Fair Market Value of an Interest and (b) before the closing of such purchase and sale.

     10.  TERMS AND CONDITIONS OF CLOSING.

          10.1 PAYMENT OF PURCHASE PRICE. In the case of any purchase of Interests by the remaining Member under this Agreement, the purchase price for such Interests, is to be paid in cash at the closing by the purchasing Member.

          10.2 DELIVERY OF CERTIFICATES. At the closing, the transferring Member must deliver to the purchaser transfer instruments, duly endorsed for transfer, representing the Interests purchased.

     11. TERMINATION. This Agreement will terminate automatically upon the occurrence of any of the following:

          11.1 AGREEMENT. An agreement in writing executed by all Members who are parties to this Agreement and who own Interests;

          11.2 ONE MEMBER. One Member becomes the owner of all of the Interests which are then subject to this Agreement; or

          11.3  DISSOLUTION.  The dissolution of the Company.

     12. ARBITRATION. In the event of a dispute, claim and/or disagreement between the Members or between any of the Members and the Company arising out of, under, in connection with, or in relation to, this Agreement or any agreement, note, or other instrument or document executed or to be executed pursuant to the terms and conditions of this Agreement, including any claims or disputes involving fraud or fraud in the inducement, such disputes, claims and/or disagreements must be submitted to binding arbitration by the American Arbitration Association, in accordance with the rules of the American Arbitration Association; provided that the valuation of Interests determined in accordance with Section 9 will not be subject to arbitration. Any arbitration hearing will be limited to not more than 10 day(s). Unless otherwise agreed by the parties, such arbitration will occur in Denver, Colorado. A decision of the arbitrator(s) will be final and binding upon all parties, and judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) is entitled to award or include in any award the specific performance of the terms of this Agreement. The costs of any arbitration proceeding will be paid equally by Members, and the parties will pay their own attorneys' fees and expenses, but the prevailing party will be entitled to recover its reasonable attorneys' fees and expenses from the losing party. Notwithstanding the foregoing, any party to this Agreement may seek and obtain injunctive or other appropriate equitable relief from a court of competent jurisdiction to prevent or end a violation of this Agreement that would cause irreparable harm to such party and for which it would be difficult or impossible to determine the damages that would arise from such violation or the continuance thereof; provided, however, that the substance of any dispute is to be resolved through arbitration as provided in this Section and that the court's equitable relief may include an order compelling such arbitration.

     13.  MISCELLANEOUS.

          13.1 GOVERNING LAW; VENUE. This Agreement is made under and is to be governed by, and construed in accordance with, the laws of the State of Colorado (without regard to its conflicts of laws principles), and each of the parties hereto consents to venue of any suit or action arising out of, under, in connection with, or in relation to this Agreement in an appropriate court with jurisdiction in Denver, Colorado.

          13.2 CONSTRUCTION; SEVERABILITY. Wherever possible each provision of this Agreement is to be interpreted in such a manner as will be effective and valid under applicable law, but if any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          13.3 BINDING AGREEMENT. This Agreement is binding not only upon the parties hereto, but also upon their heirs, personal representatives, successors, and assigns; and the parties hereby agree for themselves, their heirs, personal representatives, successors, and assigns to execute any instrument and to perform any acts that may be necessary or proper to carry out the purposes of this Agreement.

          13.4 LEGEND. Each Member agrees to cause the following legend to be endorsed upon any instrument representing the Member's Interests, and that all Interests hereafter issued to them will bear the same endorsement:

          "These Interests are subject to, and are transferable only upon the terms and conditions of, that certain Buy-Sell Agreement and Member Control Agreement between the Company and its Members dated effective March 9, 1999. Copies of said agreements are on file with the Company. Any attempted transfer of these Interests other than in accordance with said agreement, whether by or pursuant to a gift, sale, pledge, or otherwise, and whether voluntarily or involuntarily, is void and of no effect."

          13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.

          13.6 EXTENSION OF TIME FOR PERFORMANCE. If a party's performance of any obligation or exercise of any option under this Agreement might reasonably be expected to be affected by the prior determination of the purchase price and the purchase price cannot administratively be determined within the period of time specified, then the period of time within which such action must be taken will be extended to the date fifteen (15) days after the date on which the purchase price is determined.

          13.7 AMENDMENT. This Agreement may be amended or modified only by a writing executed by all of the parties hereto.

          13.8 INTEGRATION. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and replaces and supersedes any and all prior oral or written agreements, representations and discussions pertaining to the subject matter hereof or thereof.

          13.9 NOTICES. Any notice, offer, acceptance of an offer or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand or when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed. The proper address of the Company is its principal office address and the proper address of any other party is the address on file with the Company, and the Company will make such information available to any Member upon request. The address of a party to whom notices or other communications is to be mailed may be changed from time to time by giving written notice to all other parties to this Agreement.

          13.10 CAPTIONS. Captions and headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.

                              MEMBERS:

                              ONLINE SYSTEM SERVICES, INC.

                              By________________________________________
                                    Its_____________________

                              NETIGNITE, INC.

                              By________________________________________
                                    Its______________________


                              COMPANY:

                              NETIGNITE 2, LLC

                              By________________________________________
                                    Its______________________

                                   EXHIBIT A

                                    CONSENT

     This Consent is executed effective the ______ day of __________________________, ________, by the undersigned as required by that certain Buy-Sell Agreement by and among NetIgnite 2, LLC, Online System Services, Inc. and NetIgnite, Inc., dated effective March 9, 1999, as the same may have been thereafter amended (the "Agreement").

     The undersigned hereby agrees to be subject to all terms and conditions of the Agreement. The undersigned will hereafter be deemed to be a "Member" as set forth in the Agreement. With the exception of the addition of the undersigned as an additional party, all other provisions of the Agreement will remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned has executed this Consent effective the date first above written.


                              ___________________________________
                              Signature


                              ___________________________________
                              Print Name

                              ___________________________________

                              ___________________________________
                              Address

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") made March 9, 1999, by and between ONLINE SYSTEM SERVICES, INC., a Colorado corporation ("OSS"), NETIGNITE 2, LLC, a Colorado limited liability company ("NI"), and PERRY EVANS, an individual residing in Denver, Colorado ("Executive").

                                   RECITALS

     WHEREAS, OSS and NI desire to hire and employ Executive as President of NI, a 60% owned subsidiary of OSS.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1. EMPLOYMENT. OSS, its subsidiaries and affiliate companies (collectively, the "Company") agree to employ Executive and Executive hereby agrees to be employed by the Company on a full-time basis. Executive represents and warrant that the execution of this Agreement and his performance under this Agreement does not breach any other agreement and does not require the consent of any other person.

     2. DUTIES. Executive shall be employed as NI's President and shall perform the duties, bear the responsibilities commensurate with his position and serve the Company faithfully and to the best of his ability, under the direction of the Managers (for purposes of this Agreement, the term "Managers" shall mean the Managers of NI). In addition, the Executive will hold, without additional compensation, such other offices and directorships for the Company to which he may be appointed or elected from time to time. Executive's conduct must promote the best interests of the Company and must not discredit the Company, its products or services.

     3. EXCLUSIVITY. Executive shall devote his full business time, efforts, attention, skill and energy to the NI's business. Executive shall disclose all other business activities to the Managers and Executive shall not engage in any other business activity that requires significant personal services by Executive. After notifying the Managers, Executive may take reasonable personal time for:

          3.1. personal investments that do not require any significant services by Executive;

          3.2.  participation in volunteer or charitable activities;

          3.3.  participation in industry-related organizations;

          3.4. with the Managers' prior approval, serving as a Director for other companies; and

          3.5.  activities approved in advance by the Managers;

except that Executive shall cease any such outside activity if the Managers determine that such activity will interfere or conflict with the Company's interests.

     4. CONFLICTS OF INTEREST. Executive shall not engage in any activity that, in the Managers' judgment, may interfere or conflict with the proper performance of Executive's duties or the NI's interests. If Executive has any interest in a proposed transaction involving the Company, that interest must be fully disclosed to the Managers and the disinterested Managers must approve the transaction.

     5. CONFIDENTIALITY. The relationship between the Company and Executive is one of confidence and trust. Executive agrees that the provisions of this Section are fair and reasonable because as a result of his employment by the Company he will have access to proprietary Company information and that such information is a highly-valued asset of the Company. The provisions of this
Section 5 shall be interpreted in a manner that is consistent with the provisions of Section 14.2 of the Operating and Member Control Agreement dated March 9, 1999 among NI, OSS and NetIgnite, Inc.

          5.1. Confidential Information. The term "Confidential Information" means all information relating to the Company, its affiliates, customers and suppliers considered by the Company to be confidential, including, without limitation:

               5.1.1.  the Company's plans, products, processes and personnel;

               5.1.2. the nature of the Company's services and any area where such services are performed or planned to be performed;

               5.1.3. research, development, manufacturing, purchasing, and engineering;

               5.1.4. markets, marketing strategies, customer lists and prospect lists;

               5.1.5. merchandising, selling, pricing, tariffs or contractual terms,

               5.1.6. inventions, discoveries, concepts and ideas, whether patentable or not, processes, methods, formulas, and techniques, trade secrets, related improvements and knowledge;

               5.1.7.  financial and accounting information;

               5.1.8.  the Company's technology, expertise or business; and

               5.1.9. any component of Confidential Information or anything derived from Confidential Information.

     The Company's determination that specific information constitutes Confidential Information shall be binding, except for information already in the public domain other than by Executive's act and except for information which is no longer a trade secret as defined by the Uniform Trade Secrets Act.

          5.2. Non-disclosure. Executive agrees that, except as permitted by
     Section 14.2 of the Operating and Member Control Agreement, he shall at no time, whether during his employment or at any time thereafter, disclose or use any Confidential Information for any purpose other than the conduct of the Company's business. Upon the breach or threatened breach of this covenant by Executive, the Company shall be entitled without notice to obtain relief pursuant to Section 12 below.

          5.3. Notice to Company. Executive will immediately notify the Company if he learns that Confidential Information has been disclosed or is about to be disclosed, whether by Executive's acts, acts of third parties, law, regulation or court order. Executive will cooperate with the Company's efforts to prevent or limit disclosure of Confidential Information.

          5.4. Ownership. Any Confidential Information that is directly originated, developed or perfected to any degree by Executive during his employment hereunder shall be and remain the sole property of the Company and shall be deemed trade secrets of the Company. To the extent that any Confidential Information constitutes an original work of authorship by Executive which is protectable by copyright, Executive acknowledges that such work is a "work for hire" as defined by the U.S. Copyright Act (17 U.S.C. (S)101 et seq.).

          5.5. Assignment. The Executive hereby assigns to NI all of his intellectual property rights (including copyrights, patents, and trademarks) that may exist due to his direct involvement in the Company.

          5.6. Return of Confidential Information. Upon termination of Executive's employment or upon request by the Managers, Executive or his legal representative shall deliver to the Company all original and duplicates and/or copies of all documents, records, notebooks, computer records or media, and similar materials containing Confidential Information then in his possession.

          5.7. Further Assurances. Executive agrees to execute such separate and further confidentiality agreements embodying and enlarging upon the provisions of this Section as the Company may reasonably request.
     further confidentiality agreements embodying and enlarging upon the provisions of this Section as the Company may reasonably request.

     6. COMPENSATION AND BENEFITS. In consideration of the services to be rendered pursuant to this Agreement, Executive shall receive the following compensation and benefits during the term of his employment:

          6.1. Salary and Bonus. NI shall pay Executive an annual base salary, payable semi-monthly in arrears. The annual base salary during the term hereof shall be $190,000 with annual increases as approved by the Managers. Executive will have an opportunity to earn an incentive bonus based upon Executive's accomplishment of objectives that are mutually defined and agreed upon between Executive and the Managers. The Managers shall annually review the amounts of the base salary and bonus. The bonus for calendar 1999 shall be determined as follows. First, the actual net revenues for NI for 1999 shall be determined, such determination to be consistent with the assumptions made in the projection of net resources in the NI pro forma financial statements previously delivered to OSS. Executive will be paid a bonus based on the level of net revenues for NI in excess of the projected net revenues set forth in the NI pro forma financial statements, the amount of such bonus to be equal to:

     Revenue Over Targeted Amount                  Percentage of Net Revenue
     ----------------------------                  -------------------------
                                                      to be Paid as Bonus
                                                      -------------------
              0% to 19.9%                                      0%
               20%-49.9%                           5% in excess of such 20%
            50% and greater                        7% in excess of such 50%


          6.2. Benefits. The Company shall provide Executive with the benefits of such insurance plans, hospitalization plans, retirement plans and other employee benefits generally provided to executive employees of the Company and for which Executive may be eligible under the terms and conditions thereof.

          6.3. Stock Options. Executive shall be granted an option to purchase 80,000 shares of OSS Common Stock (the "Option") pursuant to the OSS 1995 Stock Option Plan, the shares subject thereto to vest (subject to acceleration as provided therein) one-third per year subject to Executive's continuous employment by the Company, to have a term of five years and to have an exercise price equal to the fair market value of OSS Common Stock on the first day of Executive's employment by the Company. The Option shall be in the form attached hereto as Exhibit A.

          6.4. Annual Leave. Executive shall be entitled to vacations, sick leaves, personal days and other tine off in accordance with the Company's policies in effect for officers and executive employees of the Company.

          6.5. Reimbursement of Expenses. Upon receipt of an itemized accounting of such expenses with reasonable supporting documentation, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in connection with the business of the Company and in performance of Executive's duties under this Agreement.

     7. DURATION. Executive's employment shall commence on the date of this Agreement and continue until terminated in accordance with Section 8. The initial term of Employee's employment shall be two years ("Initial Term"), with renewal terms of one year. After termination of Executive's employment, the applicable provisions of Sections 5, 8, and 9 shall remain in full force and effect in accordance with the provisions of each such section.

     In the event that the Company acquires NetIgnite, Inc.'s (a company owned by Executive) interests in NI during the Term (as defined below) and the then Term, unless adjusted, would expire within one year of the date of such acquisition by the Company, the Term shall be extended to a date that is one year after the date of such acquisition by the Company.

     8.   TERMINATION.  Executive's employment may be terminated as follows:

          8.1. Expiration of Term. Upon written notice by either party delivered at least 30 days before the expiration of the Initial Term or renewal term (collectively, "Term"), Executive's employment will terminate at the expiration of the Term.

          8.2. Death; Disability. If Executive dies or becomes disabled during the Term of his employment, his employment shall be deemed terminated on the date of his death or disability. The Company shall provide Executive with any death or disability benefits generally provided to executive employees of the Company.

          8.3. Cause. The Company may immediately terminate Executive's employment at any time for:

                8.3.1. gross negligence or willful misconduct by Executive of any material duties as an executive officer of the Company which continues after 15 days written notice specifying such negligence or willful misconduct; or

                8.3.2. the commission of any theft, fraud, embezzlement or similar crime involving the commission of any felony, for acts of dishonesty or moral turpitude, for intentional violations of the securities laws or for a material breach of any provision of this Agreement which is not cured within 10 days after Executive has received written notice of such breach from the Company.

     9. COVENANT NOT TO COMPETE. Since Executive will be a key employee of the Company, Executive shall have access to Confidential Information, and the national scope of the Company's proposed business, Employee agrees that the restrictions on his future activities contained in this Section are fair, reasonable and necessary.

          9.1. Covenant Period. The covenants contained in this Section shall continue until the earlier of one year after the termination of Executive's employment or at such time as OSS shall have sold and assigned its ownership interests in NetIgnite to either Executive or the other Member of NetIgnite (such Member being a corporation controlled by Executive (the "Covenant Period").

          9.2. Restrictions on Future Employment. In the event that Executive gives a notice of nonrenewal of the Term of this Agreement in accordance with Section 8.1 hereof, resigns his employment hereunder or is terminated for cause in accordance with Section 8.3 hereof, then, until the Covenant Period expires, Executive shall not own, manage, operate, control, be employed by, assist or participate in the ownership, management, operation or control of a business operating in the United States that is engaged in a business which is in competition with NI's business as such business was being conducted at the time of Executive's employment hereunder. Nothing herein shall prohibit Executive from employment with or providing consulting services to a business whose activities include as a portion of its operations the business described in this subsection; provided that Executive does not assist or otherwise provide services to such business operations. In the event that Executive is terminated without cause, this provision shall not apply.

          9.3.  Non-solicitation.  Executive shall not directly or indirectly:

                9.3.1. induce any employee of the Company to leave the employ of the Company;

                9.3.2. interfere with the relationship between the Company and any employee;

                9.3.3. hire any Company employee to work for any organization of which Executive is an officer, director, employee, consultant, independent contractor or owner of an equity or other financial interest;

                9.3.4. solicit or service any actual or prospective supplier, client, customer of the Company who was solicited or serviced during Executive's employment; or

                9.3.5. interfere or attempt to interfere with any transaction involving the Company;

     until the Covenant Period expires.

     10. SECURITIES MATTERS. Since the Executive will have access to Confidential Information, his ability to engage in securities transactions (including securities issued by the Company and by others) will be limited. Executive agrees to:

          10.1. not engage in any transactions that violate the securities laws;

          10.2. file all reports required by securities regulatory authorities;

          10.3. provide information about securities transactions when requested by the Company;

          10.4. follow written Company policies concerning securities transactions;

          10.5. when requested by the Board, execute any "lock-up" agreements or other restrictions on transactions, provided that all executive employees of the Company are being requested to execute similar lock-up agreements;

          10.6. comply with securities law requirements for all transactions.

While Executive may request the Managers' permission for proposed securities transactions, Executive is still responsible for compliance with legal requirements.

     11. SWITCHBOARD FINDER'S FEE. In the event that NI is sold to Switchboard Incorporated or its parent, Banyan Systems Incorporated (such companies herein referred to as "Switchboard"), Executive shall have the opportunity to earn a finder's fee if Executive secures a relationship acceptable to OSS between OSS and Switchboard which is distinct from the acquisition of NI by Switchboard and offers measureable revenue to OSS. In such event, OSS will pay Executive a fee based on the following formula:

           Revenues to OSS                 Fee Paid, Based on % of Revenue
           ---------------                 -------------------------------
       $        0 - $1,000,000                             5%
       $1,000,001 - $2,000,000                             4%
       $2,000,001 - $3,000,000                             3%
       $3,000,001 - $4,000,000                             2%
       $4,000,001 +                                        1%

          12. INJUNCTIVE RELIEF. Upon a material breach or threatened material breach by Executive of any of the provisions of Sections 3, 4, 5, 9 and 10 of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach, together with any other relief or remedy available, for such breach or threatened breach, including the recovery of damages.
Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach. If the Company or Executive takes legal action to enforce the provisions of this Agreement or to enjoin Executive or the Company from violating this Agreement, the prevailing party, as part of its damages, shall be entitled to recover its legal fees and expenses incurred in such action from the losing party.

          13. SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made.

          14. NOTICES. All communications, requests, consents and other notices under this Agreement shall be given in writing and delivered by facsimile, courier, registered or certified mail (postage prepaid) to the receiving party at the address set forth below or the recipient's last known address. Notice shall be deemed given on the date of delivery as shown by the facsimile confirmation or delivery receipt.

          15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

          16. ASSIGNMENT. The Company may assign its rights and obligations under this Agreement to any successor corporation and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Executive.

          17. NO WAIVER. A waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent or other breach by Executive.

          18. AMENDMENTS. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing, signed by the Company and Executive.

          19. BINDING EFFECT. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

          20. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          21. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

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

                            ONLINE SYSTEM SERVICES, INC.,
                             a Colorado corporation


                            By:____________________________________________
                              Its__________________

                                1800 Glenarm Place
                                Suite 700
                                Denver, Colorado 80202-3859


                            NETIGNITE 2, LLC


                            By:____________________________________________
                               Its_________________

                                1401 Blake Street
                                Suite 201
                                Denver, Colorado  80202


                            EXECUTIVE:

                            By:____________________________________________
                                               PERRY EVANS

                                1401 Blake Street
                                Suite 201
                                Denver, Colorado  80202

                                      15